Exhibit 10.17
Working Capital Loan Contract

Contract No.: 2010, 58 Daizi, #008

Borrower (Party A): SkyPeople Juice Group Co., Ltd.

Legal Representative/authorized person (Chief Officer): Xue Hongke

Lender (Party B): China Merchants Bank, Xi’an Kejidu Branch

Authorized Representative: Li Xiaojun

Party A applies for a working capital loan to Party B due to the demand to settle its working capital turnover.

Party B consents to grant the loan to Party A. Hereby, the two Parties agree and enter into this Contract under related laws and regulations after sufficient negotiation.

Article 1. Currency and Loan Amount

RMB Twenty Six Million Yuan (in Capital form)

Article 2. Use of Loan

The nature of the loan is as a working capital loan and should be used only for this purpose. Party A should not change the use of the loan without written consent from Party B.

Article 3. Availability Period

The Availability Period of the Contract shall commence from September 9, 2010 and end on December 5, 2010 (the “Availability Period”) for 3 months. If the granting date of the loan is not consistent with the above commencing date, please refer to the date on receipt of the loan as the granting date and postpone the repaying date correspondingly. For specific information, please refer to the receipt.

Article 4. Prerequisites of Loan

In connection with granting of the loan under this contract (including each set of loan), Party A should meet each premise below. Party B has the right to refuse the grant of the loan if Party A does not satisfy a single condition of the following：

4.1	Party A provides the documents required by Party B according to this contract;

4.2	Party A coordinates supervision and inspection with Party B as required by this contract；

4.3	As to the granted loan, Party A performs its right of repaying the loan；

4.4	No default event described in the contract has happened to Party B；

4.5	Party A did not violate other actions agreed upon in this contract;

4.6	The prerequisites of the loan are settled by Party B, who has the right to lower the request level for prerequisites without receiving the consent of Party A.

Article 5. Interest Rate and Payment of Interests

5.1	Interest Rate

5.1.1	This loan adopts a fixed interest rate of 4.86% per year.

5.1.2
If the loan is granted in the form of RMB, the interest rate will be based on the benchmark interest rate for finance institutes of six months announced by the People’s Bank of China on the pricing date.

5.1.3
The pricing date means the date when the loan is determined effective or the date referred to when determining the benchmark rate during the fluctuating period. If the loan adopts a fixed interest rate, the pricing date is the date the loan is granted; if the loan adopts a fluctuated interest rate, the price date is determined as described in the article below.

5.1.4	If the fluctuating rate of the loan is adopted, set [Blank] days as a fluctuating period. The benchmark rate during each fluctuating period is determined in reference to article 5.1.4 above.

5.1.5	If Party A changes the use of the loan, they will be charged an additional 100% interest on the changed portion of the loan based on the original rate since the date when the use of the loan changed.

5.1.6
If Party A does not return the loan in a timely manner, as to the un-repayable portion of the loan, Party A will be charged an additional 50% interest based on the original interest rate since the due date.

5.1.7	If provisions on the interest rate are adjusted by PBC, then conduct as adjusted provisions.

5.2 Interest Settlement

The interest rate shall be calculated according to the fixed interest rate and paid from the date when the loan entered into Party A’s bank account, and the 20th day of each month shall be the date for the settlement of interest.

5.3 Payment of Interest

Party A should pay interest on each interest settlement date. Party B should deduct the interest from Party A’s bank account. If Party B is unable to pay interest in a timely manner, Party B will have the rights to charge additional interest on the unpayable part based on the interest rate of that period.

Article 6. Warranties

The loan under this Contract is warranted by the standby letters of credit No.229LG1000001, par value $3.95 million under the name of Pacific Industry Holding Group Co., Ltd. (Parent company of SkyPeople Juice Group Co., Ltd.)

If the warrant is unable to sign the documents of warranty and settle upon the procedure, Party A has the right to refuse grant of the loan to Party A.

Article 7. Rights and Obligations of Party A

7.1 Party A has the right to require Party B to keep in confidence relevant financial information and trade secrets relating to the production and operation of Party A unless otherwise provided by laws and regulations.

7.2 Party A shall provide relevant financial information and the information relating to production and operation as required by Party B and shall be responsible for the authenticity, integrity and validity of such information.

7.3 Party A undertakes that all settlements and deposits relating to the loan shall be conducted through its accounts opened with Party B or Party B’s relevant branch.
7.4 Party A shall assist in and accept Party B’s inspection and supervision of its production, operation, financial activities and the utilization of the loan.
7.5 Party A shall utilize the loan for the purpose as provided for hereunder.

7.6 Party A shall punctually repay the principal and interest in accordance with this Contract.

7.7 Party A or its investors shall not transfer any funds or assets in order to evade the indebtedness owed to Party B.

7.8 Party A shall give Party B a prior written notice for Party B’s consent if Party A intends to provide security for any third party during the term of this Contract and such security may affect Party A’s ability to make repayment under this Contract.

7.9 Party A shall promptly arrange for new security(ies) satisfactory to Party B where the Guarantor in respect to this Contract ceases or suspends production; its corporate registration is canceled or business license revoked; it is bankrupt or dissolved; it is operating at a loss; or any other negative change has occurred, and such aforesaid incidents result in loss or partial loss of the Guarantor’s ability to secure the loan, or where the mortgaged or pledged property(ies) for securing the loan depreciate(s) or is (are) damaged or destroyed.

7.10 Party A shall promptly inform Party B of any relevant changes during the term of this Contract, including without limitation its business name, legal representative (or chief officer), registered office, business purpose or registered capital.

7.11 Where Party A intends to carry out activity(ies) during the term of this Contract which may have an impact on the realization of Party B’s rights hereunder, Party A shall give Party B a [30] banking days prior written notice for its consent to such intended activity(ies) and shall further take sufficient measures to safeguard the repayment of the indebtedness under this Contract and arrange for security in accordance with Party B’s instructions. The aforementioned activities shall include without limitation contracting, leasing, transformation to a stock company, forming an economic association with another enterprise, consolidation, merger, division, setting up a joint venture, application for suspension of production or for winding up or for bankruptcy

7.12 Party A shall promptly inform Party B in writing, take sufficient measures to safeguard the repayment of the indebtedness under this Contract and arrange for security(ies) in accordance with Party B’s instructions if there has occurred to Party A incident(s) during the term of this Contract that may have substantially negative effects on Party B’s performance of its obligations hereunder. The aforementioned incidents shall include without limitation the following: Party A ceases or suspends production; its corporate registration is canceled or business license revoked; its legal representative or;

7.13 High-ranking officers are involved in illegal activities; it is involved in litigation with a major impact; great difficulties arise in respect to its production or operation; or its financial standing deteriorates.

7.14 Party A shall bear all fees and expenses in connection with this Contract and the security(ies) for this Contract including without limitation fees and expenses in respect to legal services, insurance, evaluation, registration, storage, authentication and notarization.

Article 8. Rights and Obligations of Party B

8.1 Party B is entitled to：

8.1.1 ask for repayment of loan principal and interest from Party A, and;

8.1.2  have access to information about the production, operation, and financial activities of Party A, and to require Party A to provide financial information and documents in respect to its production and operation;

8.1.3 supervise the use of the loan agreed to in the Contract, and;

8.1.4 supervise the bank account of Party A opened with the bank of Party B and authorize a third party do such supervision, and control the payment of the agreed loan, and;

8.1.5 deduct  loan principal and interest and any related fees  from the account of  Party A, and;

8.1.6 transfer creditor’s rights possessed by Party A or take other actions on it, such as notifying Party A of the matter of transference by, including but not limited to, fax, mail, delivery or announcement on public media and collecting, and;

8.1.7 reject the release of the loan to Party A before receipt of the Commitment Letter on Interest Repayment, which is submitted by buyer/seller in the business of a buyer' credit in which seller repays interest  or  in the business of a sellers credit in which buyer repays the interest, and;

8.1.8 take back the loan in advance based on the status of the fund withdrawal of Party A, and;

8.1.9 take actions agreed to in the Contract in case Party A does not fulfill obligations in the Contract, and;

8.1.10 enjoy other rights under the Contract.

8.2 Party B is obliged to:

8.2.1 grant the loan to Party A according to the Contract, and;

8.2.2 keep in confidence the financial information and trade secrets in relation to the production and operation of Party A unless otherwise required by laws or regulations.

Article 9. Party A Particularly Warrants the Following Items:

9.1 Party A was organized and exists under the law of PRC，and is a separate legal entity with the capacity for civil action to sign and fulfill the Contract, and;

9.2 Party A should acquire full authority from the Board of the Directors or other qualified institute to sign and execute this Contract, and this contract forces a binding effect on Party A from the signed date, and;

9.3 The project under the loan and the matter of the loan credit should comply with the applicable laws and regulations, Party A is not allowed to invest in fixed assets and equity rights, or buy and sell securities, futures and real property illegally, or inter-credit to seek for illegal income, or use in production and operation prohibited by the nation, or apply to other purpose out of the Contract, and;

9.4 In case of the automatic repayment of the loan made by the borrower, Party A should report the payment to Party B regularly (at least quarterly). Party B is entitled to ensure if the loan is made properly through account analysis, voucher inspection and on-site investigation.

9.5 After agreement by Party B, if it is needed for Party A to pay via online banking, Party A is obliged to accept restricted measures on, including but not limited to, pre-set payee list, and limits for single and periodical  payment.

9.6 Information materials in connection with Party A, Warrantor, Pledger, and mortgage provided by Party A should be true, complete and effective, without any untruthful statements or omission of material facts.

9.7 There is and there will be no material pending proceeds, arbitration, criminal and administrative penalty that will result in negative influence on Party A or its main assets on signing the Contract as well as during the executive period. If so, Party A should inform Party B immediately.

9.8 Party B should comply strictly with each law and regulation applied in this Contract, and operate its business within the scope defined in the Business License and inspect it annually.

9.9 Party A should maintain and improve its current business and management level to ensure the value increase and value maintenance, and not give up any due debt or dispose current assets with an obligation or through other improper ways.

9.10 There is nothing of importance that has happened to Party A that would influence the execution of Party A’s obligation under this Contract.

Article 10. Withdrawal and Use of Funds

10.1 Party A should use the loan in the self-directed form. It means that Party A deposits funds to the account of Party B according to the application of Party B, which could then be transferred to any client of Party B autonomously under the agreed use.

10.2 Party B should submit a withdrawal application form, IOU letter for borrowing and other materials which are connected to self-directed payment or payment made under trust and required to be submitted by Party A in case Party A withdraws the loan funds, otherwise Party B has the rights to refuse withdrawal.

10.3 After Party B receives the above required documents and approved withdrawal of loan, Party B will record the actual date, time limit and amount of each grant on the IOU letter in detail.

Article 11. Pre-repayment

Party A could ask for repayment in advance if accepted by Party B

Party B could pre-repay the loan, however the interest could remain to be calculated in the way set forth in the Contract.

Article 12. Extension of Loan

If Party A is unable to pay back the loan under the contract and needs to extend it, Party A should apply to Party B one month early in advance written notice. If the application is reviewed and approved, the two Parties will enter into another new contract for extension. If the application is denied, this Contract will remain effective. As to such case, Party A should pay back the loan and interest payable, which has been used by Party A, in accordance with the Contract.

Article 13. Management Fee

Where Party A shall pay to Party B a Management Fee of RMB zero Yuan in accordance with this Contract, Party A has paid such Management Fee to Party B within zero banking days after the execution of this Contract.

Article 14. Special Account for Loan

Business of loan withdrawal and deposit under this contract should be managed through this account

Account Information:

Account name: SkyPeople Juice Group Co., Ltd.

Account opening bank: China Merchant Bank Kejilu Branch in Xi’an

Article 15. Supervision on Fund Return

During the period after the Contract goes into effect and before the loan is to be paid off, the two Parties agree to appoint the following bank account of Party A to collect fund returns:

Account name: SkyPeople Juice Group Co., Ltd.

Account opening bank: China Merchant Bank Kejilu Branch in Xi’an

Article 16. Liabilities for Default

Events of Default

16.1 Events of Default by Party A

16.1.1 Party A fails to provide true, complete and valid financial information, or information relating to its production and operation or other relevant documents as required by Party B.

16.1.2 Party A fails to utilize the loan for the purpose agreed upon by the Parties.

16.1.3 Party A fails to repay punctually the principal and/or interest.

16.1.4 Party A refuses Party B’s demand for supervision and/or inspection over the utilization of the Loan or hinders Party B from doing so.

16.1.5 Party A transfers or misappropriates funds or assets in order to evade the indebtedness.

16.1.6 Party A’s operational and financial conditions deteriorate and as a result it is unable to repay its indebtedness upon maturity; or it is involved or likely to be immediately involved in litigation or arbitration with a major impact or other legal disputes, and any of the aforementioned incidents in Party B’s judgment may or has affect(ed) or impair(ed) Party B’s rights and interests hereunder.

16.1.7 Any other indebtedness owed by Party A has affected or may affect its performance of the obligations to Party B hereunder.

16.1.8 Party A fails to repay any other indebtedness due to China Construction Bank upon maturity.

16.1.9 Party A carries out activity (ies) during the term of this Contract which may change its operational or managerial modes or equity structure and which in Party B’s sole judgment may affect or has affected the rights and interests of Party B hereunder. The aforementioned activities shall include without limitation contracting, leasing, transforming to a stock company, forming an economic association with another enterprise, consolidation, merger, division or setting up a joint venture.

16.1.10 Other events which Party B believes will affect the realization of its rights under this Contract.

16.1.11 Party A fails to perform or comply with any of its other obligations hereunder.

16.2 Any of the following events in relation to the Guarantor for this Contract shall be deemed as an event of default by Party A unless Party A provides new security in favor of, and satisfactory to, Party B:

16.2.1 During the term of this Contract, there occurs to the Guarantor such incident(s) as may affect its ability to act as a joint and several liability guarantor. Such incidents shall include without limitation contracting, leasing, consolidation, merger, setting up a joint venture, division, forming an economic association with another enterprise, transformation to a stock company, bankruptcy and dissolution.

16.2.2 The Guarantor provides beyond its capacity any security for any third party.

16.2.3 The Guarantor loses or may lose its capability to act as a guarantor.

16.2.4 Other events of default by the Guarantor as provided for in the guarantee contract.

16.3  Any of the following events in relation to the Mortgager for this Contract shall be deemed as an event of default of Party A unless Party A provides new security in favor of, and satisfactory to, Party B:

16.3.1 The Mortgager fails to effect or maintain insurance for the mortgaged property, or fails to dispose of insurance proceeds in accordance with the mortgage contract upon occurrence of any insured event.

16.3.2 The Mortgager fails to dispose of proceeds of compensation in accordance with the mortgage contract, where the mortgaged property is damaged or destroyed or its value decreases as a result of the act of any third party.

16.3.3 The Mortgager transfers, leases, re-mortgages or disposes of by any other means the mortgaged property without Party B’s written consent.

16.3.4 The Mortgager fails to handle the proceeds of the disposal of the mortgaged property in accordance with the mortgage contract, although such disposal is effected with Party B’s consent.

16.3.5  The Mortgager fails to restore the value of the mortgaged property promptly, or fails to provide other security acceptable to Party B, where the mortgaged property is damaged, destroyed or decreases in value, which may affect the repayment of the indebtedness hereunder.

16.3.6 Other events of default by the Mortgager provided for in the mortgage contract.

16.4  Any of the following events in relation to the Pledger for this Contract shall be deemed as an event of default by Party A unless Party A provides new security in favor of, and satisfactory to, Party B:

16.4.1 The Pledger fails to effect or maintain insurance for the pledged property, or fails to dispose of insurance proceeds in accordance with the pledge contract upon occurrence of any insured event.

16.4.2 The Pledger fails to dispose of the proceeds of compensation in accordance with the pledge contract, where the pledged property is damaged or destroyed or its value decreases as a result of the act of any third party.

16.4.3 The Pledger fails to handle the proceeds of disposal of the pledged property in accordance with the pledge contract although such disposal is effected with the consent of Party B.

16.4.4 The Pledger fails to restore the value of the pledged property promptly, or fails to provide other security acceptable to Party B where the pledged property is damaged, destroyed or decreases in value, which may have an impact on the repayment of the indebtedness hereunder.

16.4.5 Other events of default by the Pledger provided for in the pledge contract.

16.5 Any of the following shall constitute an Event of Default by Party A unless Party A provides new security as required by Party B: the security documents or other securities do not take effect, or are void or rescinded, or the security provider totally or partially loses its capacity to secure the indebtedness or refuses to perform its obligations.

Article 17. Remedies

If any Event of Default in item (16.1) to (16.5) above occurs, Party B is entitled to enforce its rights hereunder by taking one or more of the following measures:

17.1 Party B is entitled to adjust, cancel or suspend the Facility or to adjust the Availability Period.

17.2 Party B is entitled to cease Disbursement of the loan, to accelerate forthwith the loan, and to require Party A to repay forthwith all principal, interest and fees.

17.3 Party B is entitled to liquidated damages of [10] ‰ of the outstanding principal.

17.4 Where Party A fails to repay the loan upon maturity, Party A shall pay interest and compound interest on the principal and interest which are not punctually repaid (including all or part of the principal and interest which are accelerated by Party B) at the overdue interest rate stipulated by the People’s Bank of China and in accordance with the interest payment provisions set out in this Contract.

17.5 In the event that Party A fails to utilize the loan for the purpose set forth in this Contract, Party A shall pay default interest on the misappropriated part of the loan in accordance with relevant regulations of the People’s Bank of China.

17.6 Party B is entitled to debit any account in any currency opened by Party A with any branch or office of China Construction Bank for any amount payable by Party A under this Contract.

17.7 Party B is entitled to enforce its security rights.

17.8 Party B is entitled to require Party A to provide new security(ies) satisfactory to Party B.

17.9 Party B is entitled to terminate this Contract.

17.10 Article 17. Amendment to this Contract

17.11 Upon taking effect of this Contract any Party intending to amend this Contract shall notify the other Party promptly and a written agreement shall be executed if the Parties so agree, unless otherwise provided in this Contract or in any other agreement.

Article 18. Miscellaneous

18.1 Party A declares that there is no violation of laws and regulations on environment protection, energy-savings and ejection-decreasing, and environment pollution reducing in the process of this contract-making, and also promises that after the contract has been signed，Party A will strictly abide by relevant laws and regulations on environment protection, energy-savings and ejection-decreasing, and environment pollution reducing; or

18.2 If the aforesaid declaration is found to be false or promises have not been kept, or certain energy consumption and environmental pollution risks happen to Party A, Party B has the right to terminate the credit to Party A（including, without limitation, refusal to grant loans， provide financing， issue a guarantee or L/C or an acceptance bill of Bank), or to declare the debt obligation (including, without limitation, to loans or financing, money advanced which occurred or might occur) to expire in advance，or to take other remedies granted by laws or contractually agreed upon; or

18.3 Both Parties agree to apply to the notarization institutions for enforceable notarization over this Contract. If there is an overdue loan or any other event of default by Party A or the Guarantor does not perform its obligations, the Lender has the right to apply to the notarization agency, which has notarized this Contract, for executive certificate. Together with the notarial deed, the Lender could apply for execution to the PRC jurisdiction court, and Party A should accept the enforceable execution.

Article 19. Dispute Resolution

Any dispute arising out of or in connection with this Contract shall be settled through friendly consultation. If no agreement is reached through such friendly consultation, such dispute shall be settled in accordance with Resolution（19.1）of the following:

19.1 Instituting legal proceedings with the People’s Court in the location of Party B.

19.2 Submitting the disputes to Arbitration Commission (the venue for such arbitration shall be __________), which shall be conducted in accordance with the arbitration rules in effect as of the date of submission. The arbitration award shall be final and binding on both Parties.

19.3 The Parties shall perform this Contract in accordance with the undisputed parts during the course of such legal proceedings or arbitration.

19.4 Article 14. Effectiveness

19.5 This Contract shall take effect upon execution by the legal representative (chief officer) or authorized representative of Party A and by the chief officer or authorized representative of Party B with the company seals of both Parties affixed.

Article 20. Effectiveness

The Contract will be effective as of the signing day with the company seals of both Parties affixed and will cease to be in force automatically on the date that all the loan principal and interest is paid off.

Article 21. Collateral Clause

The Contract is written in triplicate, copies of which are kept by both Parties as well as the Loan Granting Centre of Party A. All the copies share equal legal effect.

Party A: SkyPeople Juice Group Co., Ltd.

Legal Representative (or Chief Officer) or Authorized Representative (Signature):

/s/: Xue Hongke

Date: 9/9/2010

Party B: China Merchants Bank, Xi’an Kejidu Branch

Chief Officer or Authorized Representative (Signature): /s/: Li Xiaojun
Date: 9/9/2010